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                                                              EXHIBIT (a)(5)(vi)


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEWCASTLE COUNTY

-----------------------------------X
LESLIE DIETZ, on behalf
herself and all others
similarly situated,                    Civil Action No. 18715-NC

          Plaintiff,
                                       CLASS ACTION COMPLAINT
     V.                                ----------------------

PETER A. DEA, DERRILL CODY,
JAMES M. FITZGIBBONS, C. ROBERT
BUFORD, WILLIAM W. GRANT III,
PHILLIPPE S.E. SCHREIBER, HENNIE
L.J.M. GIESKES and BARRETT
RESOURCES CORP.,

          Defendants.
-----------------------------------X

          Plaintiff, by her attorneys, for her complaint against defendants, alleges upon information and belief, except for paragraph 2 hereof, which is alleged upon knowledge, as follows:

          1. Plaintiff brings this action pursuant to Rule 23 of the Rules of the Court of Chancery on her own behalf and as a class action on behalf of all persons, other than defendants and those in privity with them, who own shares of the common stock of Barrett Resources Corp. ("Barrett" or the "Company").

          2. Plaintiff has been the owner of the shares of common stock of the Company since prior to the events alleged herein and continuously to date.

          3. Barrett is a corporation duly organized and existing under the laws of the State of Delaware. Barrett, which is based in Denver, Colorado, is a oil and natural gas company.

          4. Defendant Peter A. Dea is Chairman of the Board of Directors and Chief Executive Officer of Barrett.

          5. Defendants Derrill Cody, James M. Fitzgibbons, C. Robert Buford, William W. Grant III, Phillippe S.E. Schreiber, Hennie and Hennie L.A.M. Gieskes are

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directors of Barrett.

          6. The individual defendants as officers and/or directors of Barrett are in a fiduciary relationship with plaintiff and the other public stockholders of Barrett and owe to plaintiff and other members of the class (hereinafter defined) the highest obligations of good faith, fair dealing and full disclosure.

                           CLASS ACTION ALLEGATIONS
                           ------------------------

          7. Plaintiff brings this action on her own behalf and as a class action pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all Barrett stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          8.   This action is properly maintainable as a class action.

          9. The class is so numerous that joinder of all Class members is impracticable. There are approximately 33 million shares of Barrett common stock outstanding owed beneficially by hundreds, if not thousands, of class members.

          10. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member.

          11. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

          12. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party

                                      -2-
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opposing the Class.

          13. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

          14. On March 7, 2001, Royal Dutch/Shell Group ("Shell") offered to buy Barrett for $2.2 billion or $55.00 per share and the assumption of $400 million of Barrett's debt.

          15. At all times herein, the individual defendants were and are obligated to consider adequately, in a timely fashion and on an informed basis, any reasonable proposal from a third party, not to place their own self-interests and personal considerations ahead of the interests of the stockholders and to make corporate decisions in good faith.

          16. Defendants' fiduciary obligations require them to undertake an appropriate evaluation of bona fide offers to maximize shareholder value, and take appropriate steps to solicit potential bids for the Company or its assets or consider strategic alternatives.

          17. The Shell proposal represents an opportunity to effect a change of control of Barrett, its business and affairs. In a change of control transaction, the individual defendants necessarily and inherently suffer from a conflict of interest between their own personal desires to retain their offices in Barrett, with the emoluments and prestige which accompany those offices, and their fiduciary obligation to maximize shareholder value in a change of control transaction. Because of such conflict of interest, it is unlikely that defendants will be able to represent the interests of Barrett's public stockholders with the impartiality that their fiduciary duties require, nor will they be able to ensure that their conflicts of interest will be resolved in the best interests of Barrett's public stockholders.

                                      -3-
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          18.  By virtue of the acts and conduct alleged herein, the individual defendants, who direct the actions of the Company, are carrying out a preconceived plan and scheme to entrench themselves in office and to protect and advance their own interests at the expense of Barrett's public shareholders.

          19. As a result of the foregoing, the individual defendants have breached their fiduciary duties owed to Barrett's shareholders.

          20. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class in order to perpetuate themselves in their corporate offices, to the irreparable harm of the Class.

          21.  Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

          A.   declaring this to be a proper class action;

          B. ordering the individual defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by:

               (i) undertaking an appropriate evaluation of alternatives designed to maximize value for Barrett's public shareholders; and

               (ii) fully informing themselves about Shell's bid and other alternatives, so that the interests of Barrett's public shareholders will be protected;

          C. ordering defendants, jointly and severally, to account to plaintiff and the other members of the Class for all damages suffered and to be suffered by them as a result of the wrongs complained of herein.

          D. awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

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          E.   granting such other and further relief as the Court deems
appropriate.

                                       ROSENTHAL, MONHAIT, GROSS
                                         & GODDESS, P.A.

                                       By:  /s/ Carmella P. Keener
                                          ---------------------------------
                                            Suite 1401, Mellon Bank Center
                                            P.O. Box 1070
                                            Wilmington, Delaware 19801
                                            (302) 656-4433
                                            Attorneys for Plaintiff


OF COUNSEL:

FARUQI & FARUQI, LLP
320 East 39th Street
New York, New York 10016
(212) 983-9330

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